OPPENHEIMER FUNDS

COMPENSATION DEFERRAL PLAN

As Amended and Restated Effective January 1, 2008

PREAMBLE

The registered open-end investment companies listed on Schedule A hereto (the “Funds”), with principal offices at 6803 South Tucson Way, Englewood, CO 80112, hereby establish this Compensation Deferral Plan for Eligible Trustees (the “Plan”). The purpose of the Plan is to allow the Eligible Trustees to defer receipt of all or a portion of the compensation they earn as directors in lieu of receiving current payments of such compensation. The Plan is not covered by the Employee Retirement Income Security Act of 1974, as amended. It was originally adopted effective as of December 1, 2006 and has been amended and restated effective January 1, 2008. The Plan is intended to supersede and to consolidate all non-qualified elective deferred compensation arrangements with Trustees previously instituted by the Funds.

1.     DEFINITION OF TERMS AND CONSTRUCTION

1.1     Definitions. Unless a different meaning is plainly implied by the context, the following terms as used in this Plan shall have the following meanings:

“Administrator” shall mean the Treasurer of the Funds.

“Beneficiary” shall mean such person or persons designated pursuant to Section 4.7 hereof to receive benefits after the death of the Trustee.

“Board” or “Board of Trustees” shall mean the Board of Trustees of the Funds.

“Change in Control” shall mean a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of the corporation, as defined under Section 409A of the Code and Regulations.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Compensation” shall mean the amount of directors' fees payable by the Funds to the Trustee for services performed during a Deferral Year prior to reduction for Compensation Deferrals made under this Plan.

“Compensation Deferral” shall mean the amount or amounts of the Trustee's Compensation deferred under this Plan.

“Deferral Account” shall mean the account maintained to reflect the Trustee's Compensation Deferrals made pursuant to this Plan and any other credits or debits thereto.

“Deferral Election” shall mean the Eligible Trustee’s annual election to defer his or her Compensation under Section 3.1 hereof.

“Deferral Election Notice” shall mean the notice described in Section 3.1 hereof, a sample copy of which is attached to this Plan.

“Deferral Year” shall mean each calendar year during which the Trustee makes, or is entitled to make, Compensation Deferrals under Section 3 hereof.

“Designated Investment” shall mean the investment medium selected by a Trustee under Section 3.3.

“Disabled” shall mean (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Eligible Trustee’s employer.

“Eligible Trustee” shall mean a member of the Board of Trustees who is not an “affiliated person” of the investment adviser, administrator or principal underwriter of any of the Funds, as such term is defined under Section 2(a)(3) of the Investment Company Act of 1940, as amended.

“Hardship and Unforeseeable Emergency” shall mean severe financial hardship to a Trustee resulting from a sudden and unexpected illness or accident of the Trustee, the spouse of the Trustee or a dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1, (b)(2), and (d)(1)(B) of the Code), of the Trustee, loss of the Trustee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances, arising from events beyond the Trustee’s control. Whether circumstances constitute a Hardship and Unforeseeable Emergency depends on the facts of each case, as determined by the Board, but in any case does not include a hardship that may be relieved:

(1)     through reimbursement or compensation by insurance or otherwise;

(2)     by liquidation of the Trustee’s assets to the extent that liquidation itself would not cause such a severe financial hardship; or

(3)     by ceasing to defer receipt of any Compensation not yet earned.

The term “Hardship and Unforeseeable Emergency” shall have the same meaning as the term “unforeseeable emergency” as used in Regulations and shall be applied accordingly. The need to send a Trustee’s child to college and the desire to purchase a home shall not constitute a Hardship and Unforeseeable Emergency.

“Investment Direction Notice” shall mean the notice described in Section 3.3 hereof, a sample copy of which is attached to this Plan.

“Regulations” shall mean Treasury Regulations issued under Section 409A of the Code, whether proposed, temporary, or final.

“Separation from Service” shall mean the date as of which a Trustee ceases to be a member of the Board of Trustees, provided that such event constitutes a “separation from service” as defined in Section 409A of the Code and Regulations.

“Valuation Date” shall mean the last business day of each calendar year and any other day upon which a Fund makes a valuation of the Deferral Account.

1.2     Plurals and Gender. Where appearing in this Plan the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

1.3     Trustees and Directors. Where appearing in this Plan, “Trustee” shall also refer to “Director” and “General Partner” and “Board of Trustees” shall also refer to "Board of Directors" and "General Partners" and, where the context permits, “Eligible Trustees.”

1.4     Headings. The headings and subheadings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

2.	PERIOD DURING WHICH COMPENSATION DEFERRALS ARE PERMITTED

2.1     Commencement of Compensation Deferrals. An Eligible Trustee may elect, on a Deferral Election Notice submitted to the Administrator, to make Compensation Deferrals under Section 3 hereof for the first Deferral Year beginning after the date such form is submitted to the Administrator.

2.2     Termination of Deferrals. The Trustee shall not be eligible to make Compensation Deferrals with respect to a Fund after the earlier of the following dates:

(a)     The last day of the Deferral Year in which he or she ceases to serve as an Eligible Trustee of that Fund; or

(b)     The effective date of the termination of this Plan.

3.     COMPENSATION DEFERRALS

3.1     Compensation Deferral Elections.

(a)     On or prior to December 15 of the year preceding the Deferral Year, an Eligible Trustee may elect, on a Deferral Election Notice in the form attached to this Plan, to defer the receipt of all or a portion of his or her Compensation for such Deferral Year. A Deferral Election shall apply only to the single Deferral Year for which a Deferral Notice has been submitted in accordance with this Plan; a new Deferral Election must be filed for any subsequent Deferral Year for which an Eligible Trustee wishes to participate in this Plan. The Deferral Election Notice shall include:

(1)     The amount or percentage of Compensation to be deferred;

(2)     If the period of deferral is not specified to end as of the date of the Trustee’s Separation from Service, the number of whole years for which receipt of Compensation is to be deferred, which number of whole years must be three or more, provided that the period of deferral may not extend beyond the Trustee’s Separation from Service;

(3)     The manner of distribution of such Compensation Deferrals (i.e., whether in a lump sum or in a number of annual installments);

(4)     A completed and signed “Beneficiary Designation Notice” in the form attached to this Plan; and

(5)     A completed and signed “Investment Direction Notice,” in the form attached to this Plan.

(b)

Compensation Deferrals shall be withheld from each payment of Compensation by the Funds to the Trustee in accordance with the amount of Compensation Deferrals specified by the Trustee in his or her Deferral Election Notice.

(c)

The period of deferral specified by the Trustee in accordance with Section 3.1(a)(2) above, for the entire amount of compensation deferred during a Deferral Year, shall be measured from the last day of such Deferral Year.

3.2     Valuation of Deferral Account.

(a)     The Funds shall establish a bookkeeping Deferral Account to which will be credited an amount equal to the Trustee's Compensation Deferrals under this Plan. Compensation Deferrals shall be allocated to the Deferral Account on the first business day following the date such Compensation Deferrals are withheld from the Trustee's Compensation. As of the date of this Plan, the Deferral Account also shall be credited with the amount credited to the Trustee under each other outstanding elective deferred compensation agreement entered into by and between the Fund and the Trustee which is superseded by the Plan pursuant to Section 6.9 hereof. The Deferral Account shall be debited to reflect any distributions from such Account. Such debits shall be allocated to the Deferral Account as of the date such distributions are made.

(b)

As of each Valuation Date, income, gain and loss equivalents (determined as if the Deferral Account is invested in the manner set forth under Section 3.3, below) attributable to the period following the next preceding Valuation Date shall be credited to or deducted from the Trustee's Deferral Account.

3.3	Investment of Deferral Account Balance.

(a)     (1)     At the time of submission of a Deferral Election Notice, the Trustee shall select, from various options made available by the Funds, the investment media (each, a “Designated Investment”) in which all or part of his or her Deferral Account shall be deemed to be invested; provided, however, that the total number of different Designated Investments selected by a Trustee in all Deferral Election Notices for all Deferral Years may not exceed six (6).

(2)

The Trustee shall select Designated Investments on an Investment Direction Notice in the form attached to this Plan. The Trustee may amend his or her investment designation as of the end of each calendar quarter by giving written direction to the Administrator at least 30 days prior to the end of such calendar quarter. A timely change to a Trustee's Designated Investments shall become effective on the first day of the calendar quarter following receipt by the Administrator.

(3)

The investment media deemed to be made available to the Trustee, and any limitation on the maximum or minimum percentages of the Trustee's Deferral Account that may be invested in any particular medium, shall be the same as from time-to-time communicated to the Trustee by the Administrator, and need not be limited to the Funds themselves. The Fund shall provide a quarterly statement to the Trustee showing such information as is appropriate, including the aggregate amount in the Deferral Account, as of a reasonably current date.

(b)

Except as provided below, the Trustee's Deferral Account shall be deemed to be invested in accordance with his or her investment designations, provided such designations conform to the provisions of the Plan. If

(1)	the Trustee does not furnish the Administrator with written investment instructions,

(2)	the written investment instructions from the Trustee are unclear or not in conformity with this Plan, or

(3)	less than all of the Trustee's Deferral Account is covered by such written investment instructions,

then any portion of the Trustee's Deferral Account corresponding to a Deferral Election Notice or an Investment Direction Notice that is not in conformity with the Plan shall be deemed to be invested in the Oppenheimer Money Market Fund until such time as the Trustee shall provide the Administrator with appropriate investment instructions.

(c)     If a Designated Investment pays a stock dividend on, or splits, combines, reclassifies or substitutes other securities by merger, consolidation or otherwise for, its outstanding shares, the Trustee’s Deferral Account shall be adjusted in order to preserve rights substantially proportional to the rights deemed held immediately prior to such event. On each payment date of dividends or capital gains distributions declared on shares of any Designated Investment in which a Trustee’s Deferral Account is deemed invested, the Deferral Account will be credited with appropriate adjustments reflecting all dividends or capital gains distributions which would have been realized had such account been invested in shares of such Designated Investment and such dividend or capital gains distribution had been received and reinvested.The adjustments under this subsection (c) shall be deemed to be made as if the amount in the Trustee’s Deferral Account were actually invested in shares of the Designated Investment undergoing the event requiring adjustment hereunder.

(d)     If a Designated Investment is liquidated, a Trustee may file with the Administrator a revised Investment Direction Notice specifying an investment medium under this Plan in which the amount of his or her Deferral Fund previously invested in the liquidated Designated Investment shall be deemed invested. If no such revised notice is received by the Administrator, the amount of the Trustee’s Deferral Account attributable to the liquidated Designated Investment shall be deemed invested in the Oppenheimer Money Market Fund.

3.4     Transfers from Other Deferred Compensation Programs.In 2006, the Amended and Restated Retirement Plan for Non-Interested Trustees or Directors of the New York-Based Oppenheimer Funds (the “Board I SERP”) was frozen. As part of the freezing process, certain Trustees made irrevocable elections to transfer the credit standing to their account in the Board I SERP to this Plan. In 2007, the Amended and Restated Retirement Plan for Non-Independent Trustees or Directors of the Oppenheimer Quest Funds, the Oppenheimer Rochester Funds and the Oppenheimer Midcap Fund (the “Board III SERP”) was frozen. As part of the freezing process, certain Trustees made irrevocable elections to transfer the credit standing to their account in the Board III SERP to this Plan. The distribution of these transferred amounts shall be governed by the irrevocable election made by the transferring Trustee prior to and in connection with the transfer to this Plan.

4.     DISTRIBUTIONS FROM DEFERRAL ACCOUNT

4.1     Eligible Trustee’s Election. An Eligible Trustee shall elect at the time of his or her Deferral Election the form of distribution, which may be either:

(a)     Lump sum;

(b)     Annual installments over a period of five (5) years, with each installment being equal to the balance in the Deferral Account immediately prior to payment of the installment divided by the number of installments remaining to be paid (including the installment the amount of which is being determined);

(c)     Annual installments over a period of ten (10) years, with each installment being equal to the balance in the Deferral Account immediately prior to payment of the installment divided by the number of installments remaining to be paid (including the installment the amount of which is being determined); or

(d)     Annual installments over a period of fifteen (15) years, with each installment being equal to the balance in the Deferral Account immediately prior to payment of the installment divided by the number of installments remaining to be paid (including the installment the amount of which is being determined); provided, however, that this distribution schedule may be elected only in conjunction with the Eligible Trustee’s election to commence distributions upon a Separation from Service.

If an Eligible Trustee fails to designate the period of deferral or the manner of distribution to apply to his or her Deferral Account, the Deferral Account shall be distributed in a lump sum upon the Trustee’s Separation from Service.

Notwithstanding any other provisions of the Plan, the Board of each Fund, may, in its sole discretion, at any time, require an Eligible Trustee who is eligible for a distribution to receive a lump sum payment of the entire amount of the Eligible Trustee’s Deferral Account in lieu of receiving annual installments as provided in (b), (c), and (d) above, provided that:

     (i)      Such lump sum payment results in the payment of the entire amount of the Eligible Trustee’s Deferral Account in the Plan, as well as the entire account balance in any other plan, agreement, method, program or arrangement required to be treated with the Plan as a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2); and

     (ii)     The amount of such lump sum payment is not greater than the applicable dollar limit under section 402(g)(1)(B) of the Code in effect at the time of the lump sum payment.

4.2     Special Election. Prior to January 1, 2007, Trustees may elect to change on a one-time basis the distribution date or distribution schedule applicable to any deferred compensation deferred in prior years to a distribution date or distribution schedule permitted under this Plan. However, conversion is available only with respect to amounts that would not otherwise be payable in 2006, and may not cause an amount to be paid in 2006 that would not otherwise be payable in such year.

4.3     Hardship and Unforeseeable Emergency. A Trustee may request at any time a withdrawal of part or all of the amount then credited to his or her Deferral Account on account of Hardship and Unforeseeable Emergency by submitting a written request to the Administrator accompanied by evidence that his or her financial condition constitutes a Hardship and Unforeseeable Emergency. The Administrator shall forward such request to the Board, which will review the Trustee’s request and determine the extent, if any, to which such request is justified. Any such withdrawal shall be limited to an amount necessary to meet the Hardship and Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, but not more than the amount of the Trustee’s Deferral Account.In the event that a Trustee shall receive a distribution on account of Hardship and Unforeseeable Emergency, all deferrals from his Compensation shall immediately cease for the remainder of the Deferral Year in which the distribution on account of Hardship and Unforeseeable Emergency is made.

4.4     Disability. If the Board determines that a Trustee has become Disabled prior to the commencement of the distribution of the amounts credited to his or her Deferral Account, the Board shall cause the amount then credited to his or her Deferral Account to be distributed to him or her or to his or her legal representative in a lump sum, subject to such rules or procedures as the Board may determine.

4.5     Change in Control. [Reserved.]

4.6     Death Prior to Complete Distribution of Deferral Account. Upon the death of the Trustee, the balance of such Account shall be distributed to his or her Beneficiary in a lump sum as soon as practicable after the Trustee's death. In the event of the death of the Trustee after the commencement of such distribution, but prior to the complete distribution of his or her Deferral Account, the balance of the amounts credited to his or her Deferral Account shall be distributed to his or her Beneficiary over the remaining period during which such amounts were distributable to the Trustee under Section 4.1 hereof.

4.7     Designation of Beneficiary. For purposes of Section 4.6 hereof, the Trustee's Beneficiary shall be the person or persons so designated by the Trustee in a written instrument submitted to the Administrator. In the event the Trustee fails to properly designate a Beneficiary, his or her Beneficiary shall be the person or persons in the first of the following classes of successive preference Beneficiaries surviving at the death of the Trustee: the Trustee's (1) surviving spouse or (2) estate.

4.8     Payments Due Missing Persons. The Funds shall make a reasonable effort to locate all persons entitled to benefits under this Plan. However, notwithstanding any provisions of this Plan to the contrary, if, after a period of five (5) years from the date such benefit shall first become payable, any such persons entitled to benefits have not been located, their rights under this Plan shall stand suspended. Before this provision becomes operative, the Fund shall send a certified letter to all such persons to their last known address advising them that their benefits under this Plan shall be suspended. Any such suspended amounts shall be held by the Fund for a period of three (3) additional years (or a total of eight (8) years from the time the benefits first become payable) and thereafter, if unclaimed, such amounts shall be forfeited.

4.9     Distribution Dates. For purposes of any distribution required to be made under this Plan, unless otherwise provided under this Plan, the payment date shall be the first day of the quarter immediately following the event requiring distribution or as soon thereafter as practicable.

5.     AMENDMENTS AND TERMINATION

5.1     Amendments

(a)

The Funds and the Trustee may, by a written instrument signed by both such parties, amend a Trustee’s deferred compensation arrangement under this Plan at any time and in any manner, provided that any such amendment must comply with Section 409A of the Code and no such amendment may accelerate the distribution from the Trustee's Deferral Account of amounts previously deferred, unless permitted under Section 409A of the Code.

(b)

The Funds reserve the right to amend, in whole or in part, and in any manner, any or all of the provisions of this Plan by action of their respective Boards of Trustees for the purposes of complying with any provision of the Code or any other technical or legal requirements, provided that:

(1)

No such amendment shall make it possible for any part of the Trustee's Deferral Account to be used for, or diverted to, purposes other than for the exclusive benefit of the Trustee or his or her Beneficiaries, except to the extent otherwise provided in this Plan or permitted under Section 409A; and

(2)	No such amendment may reduce the amount of the Trustee's Deferral Account as of the effective date of such amendment.

5.2

Termination. The Funds may, by action of the Board, terminate this Plan at any time. The rights of a Trustee to his or her Deferral Account shall become payable as of the Valuation Date coincident with or next following the effective date of the termination of this Plan, but only if the Board determines that such payment does not constitute an impermissible acceleration of deferred compensation under Section 409A of the Code.

6.     MISCELLANEOUS

6.1     Rights of Creditors.

(a)     This Plan is unfunded and is not creating a Trust. Neither the Trustee nor any other persons shall have any interest in any specific asset or assets of any Fund by reason of any Deferral Account hereunder, nor any rights to receive distribution of his or her Deferral Account except, and as to the extent, expressly provided hereunder. The Funds shall not be required to purchase, hold or dispose of any investments pursuant to this Plan; however, if in order to cover its obligation hereunder a Fund elects to purchase any investments, the same shall continue for all purposes to be a part of the general assets and property of that Fund, subject to the claims of its general creditors and no person other than that Fund shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as a general creditor.

(b)     The rights of the Trustee and the Beneficiaries to the amounts held in the Deferral Account are unsecured and shall be subject to the claims of creditors of the Funds. With respect to the payment of amounts held under the Deferral Account, the Trustee and his or her Beneficiaries have the status of unsecured creditors of the Funds. This Plan is executed on behalf of the Funds by an officer of the Fund as such and not individually. Any obligation of the Fund hereunder shall be an unsecured obligation of the Fund and not of any other person.

6.2     Agents. The Funds may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as they deem necessary to perform their duties under this Plan. The Funds shall bear the cost of such services and all other expenses incurred in connection with the administration of this Plan.

6.3     Incapacity. If the Board shall receive evidence satisfactory to it that the Trustee or any Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Trustee or Beneficiary and that no guardian, committee or other representative of the estate of the Trustee or Beneficiary shall have been duly appointed, the Board may make payment of such benefit otherwise payable to the Trustee or Beneficiary to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

6.4     Governing Law. This Plan shall be governed by the laws of the State of New York.

6.5     Non-guarantee of Trusteeship. Nothing contained in this Plan shall be construed as a contract or guarantee of the right of the Trustee to be, or remain as, a director of any Fund or to receive any, or any particular rate of, Compensation from any Fund.

6.6     Counsel. The Funds may consult with legal counsel with respect to the meaning or construction of the Plan, their respective obligations or duties hereunder or with respect to any action or proceeding or any question of law, and they shall be fully protected with respect to any action taken or omitted by them in good faith pursuant to the advice of legal counsel.

6.7     Non-transferability of Interests. A Trustee’s and Beneficiaries’ interests in the Deferral Account may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment and any attempt to do so by any person shall be deemed null and void; the Funds shall not recognize the rights of any party under this Plan except those of the Trustee or his or her Beneficiary; provided that this Section 6.7 shall not preclude the Funds from offsetting any amount currently payable to a Trustee hereunder by any amount owed by such Trustee to the Funds.

6.8     Notices. For purposes of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Trustee at the home address set forth in the Funds' records and to the Funds at the address set forth on the first page of this Plan, provided that all notices to the Fund shall be directed to the attention of the Administrator or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.9     Effect on Other Deferred Compensation Policies. Effective as of the date hereof, this Plan replaces, and supersedes, all other non-qualified elective deferred compensation policies of the Funds with respect to Trustees.

6.10     Interpretation of Plan. Interpretations of, and determinations related to, this Plan made by the Funds in good faith, including any determinations of the amounts of the Deferral Account, shall be conclusive and binding upon all parties; and the Fund shall not incur any liability to the Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Plan in good faith.

6.11     Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Funds and their respective successors and assigns and to the Trustee and his or her heirs, executors, administrators and personal representatives.

6.12     Severability. In the event any one or more provisions of this Agreement are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.

IN WITNESS WHEREOF, the Funds have caused this Plan to be executed as of the day and year first above written.

BOARD OF TRUSTEES OF THE FUNDS

By:     ________________________________

Name:      _______________________________

Title: ________________________________

SCHEDULE A

[Schedule omitted for filing purposes]

     OPPENHEIMER FUNDS

     COMPENSATION DEFERRAL PLAN
     DEFERRAL ELECTION NOTICE

TO:          Administrator of the Compensation Deferral Plan for the Funds on Schedule A

FROM:

[Name of Trustee]

DATE:          ___________________________

Under the Oppenheimer Funds Compensation Deferral Plan (the "Plan"), I hereby make the following election:

Deferral of Compensation

Starting with ____________________________________, I hereby elect that _____________________ percent (_____ %) of my Compensation from the Funds (as defined under the Plan) be reduced and that the Funds establish a bookkeeping account credited with amounts equal to the amount so reduced (the "Deferral Account"). The Deferral Account shall be further credited with income equivalents as provided under the Plan.

Election of Deferral Period

I am required under the Plan to elect the time period for which Compensation Deferrals (plus applicable investment return) are to be deferred. My election shall specify either (a) a number of years (three or more) for the deferral or (b) that the deferral continue until my Separation from Service.
I hereby make the following elections regarding my Compensation Deferrals under the Plan:

     Choose one:

|_|     The compensation I elect to defer under the Plan is to be deferred for ___ years
     (must be three or more whole years), but not beyond my Separation from Service; or

|_|     The compensation I elect to defer under the Plan is to be deferred until my
     Separation from Service.

Form of Distribution

I am required to elect the form of distribution, which may be either (a) a lump sum, (b) equal annual installments over five years, (c) equal annual installments over ten years, or (d) equal annual installments over fifteen years.

My distributions from the Plan are to be in the form of:

        (Choose one)

|_|     a lump sum;

|_|     equal annual installments over five (5) years;

|_|     equal annual installments over ten (10) years; or

|_|     equal annual installments over fifteen (15) years (this option may be chosen only if my distributions are to begin upon Separation from Service).

I understand that the amounts held in the Deferral Account shall remain the general assets of the Funds and that, with respect to the payment of such amounts, I am merely a general creditor of the Funds. I may not sell, encumber, pledge, assign or otherwise alienate the amounts held under the Deferral Account.

I hereby agree that the terms of the Plan are incorporated herein and are made a part hereof. Dated as of the day and year first above written.

WITNESS:                              TRUSTEE:

WITNESS:                              RECEIVED BY:

Date: _________________

SCHEDULE A

[Schedule omitted for filing purposes]

OPPENHEIMER FUNDS

     COMPENSATION DEFERRAL PLAN
     INVESTMENT DIRECTION NOTICE

TO:     Administrator of the Compensation Deferral Plan for the Funds on Schedule A

FROM:

[Name of Trustee]

DATE:          ___________________________

Under the Oppenheimer Funds Compensation Deferral Plan (the "Plan"), I hereby elect that my Deferral Account under the Plan be considered to be invested in the following Designated Investments:

_______________________________Fund _______________%

_______________________________Fund _______________%

_______________________________Fund _______________%

_______________________________Fund_______________%

_______________________________Fund _______________%

_______________________________Fund _______________%

I acknowledge that I may amend this Investment Direction Notice in the manner, and at such time, as permitted under the Plan.

I further acknowledge that the total number of Designated Investments selected by me under the Plan for all Deferral Years may not exceed six (6) and that if my total exceeds this number then the corresponding portion of my Deferral Account shall be deemed to be invested in the Oppenheimer Money Market Fund until I provide the Administrator with appropriate investment instructions.

WITNESS:                              TRUSTEE:

WITNESS:                              RECEIVED BY:

Date: _______________

SCHEDULE A

[Schedule omitted for filing purposes]

OPPENHEIMER FUNDS

     COMPENSATION DEFERRAL PLAN
     BENEFICIARY DESIGNATION NOTICE

TO:     Administrator of Compensation Deferral Plan for the Funds on Schedule A

FROM:

[Name of Trustee]

DATE:           ___________________________

Under the Oppenheimer Funds Compensation Deferral Plan for Eligible Trustees (the "Plan"), I hereby make the following beneficiary designations:

I. Primary Beneficiary

I hereby appoint the following as my Primary Beneficiary(ies) to receive at my death the amounts held in my Deferral Account under the Plan. In the event I am survived by more than one Primary Beneficiary, such Primary Beneficiaries shall share equally in such amounts unless I indicate otherwise on an attachment to this form:

Name                              Relationship

Address

City                              State                    Zip

II. Secondary Beneficiary

In the event I am not survived by any Primary Beneficiary, I hereby appoint the following as Secondary Beneficiary(ies) to receive death benefits under the Plan. In the event I am survived by more than one Secondary Beneficiary, such Secondary Beneficiaries shall share equally unless I indicate otherwise on an attachment to this form:

Name                              Relationship

Address

City                              State                    Zip

(if more than one secondary beneficiary, attach a sheet of paper listing each secondary beneficiary, relationship and address)

I understand that I may revoke or amend the above designations at any time. I further understand that if I am not survived by any Primary or Secondary Beneficiary, my Beneficiary shall be as set forth under the Plan.

WITNESS:                              TRUSTEE:

WITNESS:                              RECEIVED BY:

Date: _______________

SCHEDULE A

[Schedule omitted for filing purposes]